Exhibit 10.6

August 1, 2007

Yehuda Niv, CEO
Ramot at Tel Aviv University Ltd. ("Ramot")
Tel Aviv University, Ramat Aviv
Tel Aviv 61392
ISRAEL

Dear Mr. Niv,
Re: Waiver and Release

I write to confirm in writing our oral agreement that Brainstorm Cell Therapeutics Inc. (the "Company") will pay its past due and future payment obligations under Exhibit 2.2.1 of the Research and License Agreement between Ramot and the Company dated March 30, 2006 to Ramot pursuant to the schedule attached hereto, and that Ramot waives and releases the Company and its subsidiary and their respective agents, employees, officers, directors and shareholders from and against all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, trespasses, damages, judgments, claims, and demands ("Claims"), whenever they arose, asserted or unasserted, which Ramot ever had or may have had prior to the date hereof, with the sole exception of Claims whose factual basis was not known or could not have reasonably been known to Ramot at the date hereof. The attached schedule replaces the previous payment schedule, which was attached to the Research and License Agreement between Ramot and the Company dated March 30, 2006 as Exhibit 2.2.1 and any waivers or amendments thereto or restatements thereof prior to and including the date hereof.

Notwithstanding the foregoing, in the event that the Company fails to make a payment to Ramot on the relevant date specified in the schedule attached hereto, and the Company fails to cure such default within 7 business days following notice of such failure by Ramot to the Company, all claims of Ramot toward the Company which would otherwise be waived or released under this Waiver and Release shall be reinstated.

Please accede to and confirm the above with your signature in the space provided below.

Best regards,

/s/ David Stolick
David Stolick

/s/ Yehuda Niv
Ramot at Tel Aviv University Ltd. Name: Yehuda Niv Title: CEO